Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees
The Cushing MLP Infrastructure Fund:
We consent to the use of our report dated January 28, 2019, incorporated by reference herein, for The Cushing MLP Infrastructure Fund, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information. We also consent to the reference to our firm under the heading “General Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information in the Registration Statement on Form N-1A (Investment Company Act File No. 811-23293), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
September 27, 2019